EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-60208) pertaining to the Goodrich Corporation Employee Stock Purchase Plan of our report dated March 27, 2003, with respect to the financial statements of the Goodrich Corporation Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
March 27, 2003